By Electronic Delivery to: ecaporale@aol.com; ccaporale@incardtech.com

December 26, 2007

Mr. Charles Caporale
Chief Financial Officer
Innovative Card Technologies, Inc.
10880 Wilshire Blvd., Suite 950
Los Angeles, CA 90024

Re:	Innovative Card Technologies, Inc. (the “Company”)

Dear Mr. Caporale:

On July 25, 2007, Staff notified the Company that it did not comply with the independent director and audit committee requirements for continued listing on The Nasdaq Capital Market set forth in Marketplace Rules 4350(c) and 4350(d)(2) (the “Rules”), respectively. Based on the press release announcing the results following the annual meeting held on December 21, 2007 to the Company’s Board of Directors and audit committee, as detailed in your Submission dated December 26, 2007, Staff has determined that the Company complies with the Rules and this matter is now closed.

If you have any questions, please contact Una Hahn, Lead Analyst, at (301) 978-8033.

Randy Genau
Director
Nasdaq Listing Qualifications